Exhibit 21.1

SUBSIDIARIES OF JITNEY-JUNGLE STORES OF
AMERICA, INC.


							     Percentage
							     of Voting
							     Securities
					   Jurisdiction of    Owned by
Name                                        Incorporation    Registrant
_____________________________________      _______________   __________

Interstate Jitney-Jungle Stores, Inc.         Alabama           100%

Southern Jitney Jungle Company                Mississippi       100%

McCarty-Holman Co., Inc.                      Mississippi       100%

Jitney-Jungle Bakery, Inc.                    Mississippi       100%

Delchamps, Inc.                               Alabama           100%


